EXHIBIT 99.6

[National Emblem of the Republic of Peru]

IT IS A TRUE COPY OF ITS ORIGINAL 20 JULY 2005 [Illegible] MARLENE VILLANUEVA

Directorial Resolution

No. 145-MINCETUR/VMT/DNT Lima, July 01, 2005

Examined: Case No. 003237-2005-MINCETUR, filed by KUBUK GAMING S.A.C. requesting the Authorization to Exploit Slot Machines at the facilities of the five-star-hotel by the name of “BRUCE HOTEL”, located at Jr. Francisco Bolognesi No. 171, District of Miraflores, Province and Departament of Lima; Legal Report No. 182-2005-MINCETUR/VMT/DNT/DE-JCMT/g.z; Financial and Economical Report 001-2005-MINCETUR/VMT/DNT/DE-JCMT/LAT and Technical Report No. 078-2005-MINCETUR/VMT/DNT/DE-JCMT /LAT-a.b.;

[illegible] LEGAL COUNSEL

WHEREAS:

That on the 29th of April, 2005, RUBUK GAMING S.A.C., requests the authorization to exploit Slot Machines installed in the facilities of the five-star-hotel by the name of “BRUCE HOTEL”, located at Jr. Francisco Bolognesi No. 171, District of Miraflores, Province and Departament of Lima;

[illegible] TECHNICAL COUNSEL

That Law No. 27153, modified by Law No. 27796: “The law that regulates the exploitation of casino games and slot machines” grants upon the National Office of Tourism the administrative powers of authorization related to the application of such law, providing in clause a) of article 25th that it is a power of the National Office of Tourism to issue and revoke authorizations to exploit Slot Machines;

[illegible] EXECUTIVE DIRECTOR

That, according to Supreme Decree No. 009-2002-MINCETUR, the National Office of Tourism is empowered to authorize the exploitation of Slot Machines or “read-only readings”not corresponding to game models and programs authorized and registered until September 27, 2005.

That, upon evaluating the files of case No. 003237-2005-MINCETUR, it is found that the requesting company has fulfilled the requirements to obtain the Express Authorization required by Law No. 27153, as modified by Law No. 27796, in its Rulebook, approved by Supreme Decree No. 001-2005-MINCETUR;

That according to Law No. 27796, Law No. 27232, Supreme Decree No. 001-2002-MINCETUR, Supreme Decree No. 009-2002-MINCETUR, and the Supreme Decree No. 02-94-JUS:

IT IS RESOLVED:

Article One. To authorize KUBUK GAMING S.A.C. the exploitation of Slot Machines games at the facilities at the five-star-hotel by the name of "BRUCE HOTEL", located at Jr. Francisco Bolognea No. 171, District of Miraflores, Province of Lima, and Departament of Lima.

Article Two. This authorization empowers KUBUK GAMING S.A.C. to install and exploit in its game room, 212 (two hundred and twelve) slot machines and 93 (ninety-three) “read-only” of game programs, with characteristics described, respectively, in Annex 1 and Annex 2, attached to this Resolution, memories are unable to be transferred to a business different to the ones expressly authorized for.

Article Three. The models of the slot machines and those “read-only” of game programs not authorized or registered by the National Office of Tourism, can only be exploited until September 27, 2005, and when such deadline arrives and the authorization has not been acquired, they will have to be removed or replaced, under warning of sanctions to be imposed as established by Law No. 27153, modified by Law No. 27796.

Article Four. The term for the validity of the authorization granted upon KUBUK GAMING S.A.C. runs from the moment the Resolution is enacted until April 27, 2009.

Article Five. This Resolution will become valid on its day of publication.

Register, notify, and publish it.

[illegible]

Miguel Antonio Zamora Salas National Director of Tourism

IT IS A TRUE COPY OF ITS ORIGINAL 20 JULY 2005 [Illegible] MARLENE VILLANUEVA [Illegible]